Exhibit 16.1

September 22, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read the first four paragraphs included in Item 4.01 of Form 8-K of Unitil Corporation dated September 22, 2010, expected to be filed with the Securities and Exchange Commission on September 22, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

Caturano and Company, Inc.

Boston, Massachusetts